DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

            Denbury Resources Announces Strong Third Quarter Results;
           Anticipates Substantial Organic Production Growth in 2006;
                 Preliminary Logs Indicate Tcf Discovery of CO2

News Release
Released at 7:30 AM CDT

     DALLAS, November 3, 2005 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced its third quarter 2005 financial and operating results. Despite the negative impact on production of Hurricanes Katrina and Rita, earnings and cash flow were at near-record quarterly and nine month levels, primarily as a result of high commodity prices. The two hurricanes did not cause any significant property damage to the Company's properties. However, the Company estimates that it lost approximately 350,000 barrels of oil equivalent ("BOE") of production during the third quarter of 2005, as most of the Company's fields were shut-in for periods ranging from several days to a few weeks, principally because of lack of power or flooding. As a result, the Company's production in the third quarter of 2005 was lower than in the second quarter, averaging 27,345 BOE per day ("BOE/d").

     Higher commodity prices more than offset the lower production levels, resulting in earnings for the quarter of $38.5 million, or $0.34 per basic common share (adjusted for the October 31, 2005 two-for-one stock split), as compared to earnings of $18.3 million, or $0.17 per basic common share (adjusted for the two-for-one stock split), for the third quarter of 2004. Included in third quarter 2005 net income is approximately $8.1 million of pre-tax mark-to-market and other non-cash expense ($5.3 million after tax) related to the Company's decision to discontinue hedge accounting as of January 1, 2005. Of this amount, $6.2 million was due to mark-to-market adjustments of the Company's oil and natural gas derivative contracts at September 30, 2005, and $1.8 million was due to amortization of deferred hedge mark-to-market value losses that existed as of December 31, 2004 and which are being amortized as the contracts expire in 2005.

     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the third quarter of 2005 was $87.3 million, a 194% increase over third quarter 2004 adjusted cash flow from operations of $29.7 million. Net cash flow provided by operations, the GAAP measure, totaled $76.3 million during the third quarter of 2005, as compared to $44.8 million during the third quarter of 2004. The difference between the adjusted cash flow and cash flow from operations is due to the changes in receivables, accounts payables and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure).


Production
----------

     Production for the quarter was 27,345 BOE/d, a 10% decrease over the second quarter of 2005 average of 30,469 BOE/d, the decrease attributable to production lost as a result of the two hurricanes during the quarter. Third quarter 2005 production was approximately the same as third quarter of 2004 levels, after adjustment for the offshore properties sold in July 2004. Correspondingly, the hurricanes caused the Company's tertiary oil production in the third quarter of 2005 to decrease 6% when compared to second quarter levels. However, such tertiary  oil  production  increased  27% when  compared to third  quarter  2004 tertiary oil production, averaging 8,850 Bbls/d in 2005's third quarter, the increase over the prior year quarter resulting from production increases at Little Creek, Mallalieu and McComb Fields. Natural gas production from the Barnett Shale increased 168% to 2,150 BOE/d in the third quarter of 2005, up from 803 BOE/d for the third quarter of 2004, primarily due to our drilling activity in that area, in spite of minor production losses because of the hurricane. Production from the Company's other operating areas declined during the third quarter of 2005 when compared to the production levels a quarter earlier, also as a result of the hurricanes, averaging 10,998 BOE/d for Mississippi non-CO2 properties (a 14% decline) and 5,169 BOE/d in Louisiana (a 11% decline).


Third Quarter 2005 Financial Results
------------------------------------

     Oil and natural gas revenues, excluding hedges, were up 34% between the respective third quarters, as higher commodity prices more than offset lower production levels resulting from the hurricanes and the July 2004 sale of offshore properties. Cash payments on hedges were $3.8 million in the third quarter of 2005, a significant decrease from the $22.2 million paid in the third quarter of 2004, as most of the Company's out-of-the-money hedges expired as of December 31, 2004. In addition to the cash payments, the Company recognized non-cash pre-tax expense of $8.1 million ($5.3 million after tax) of mark-to-market and other adjustments in the third quarter of 2005 relating to the Company's decision to discontinue hedge accounting as of January 1, 2005. As a result of this accounting change, all future changes in the fair values of the Company's oil and natural gas derivative instruments will result in income or expense in the Company's statement of operations.

     Oil price differentials (Denbury's net oil price received as compared to NYMEX prices) deteriorated during 2004, particularly in the fourth quarter, as the price of heavy, sour crude produced primarily in the Company's East Mississippi properties dropped significantly relative to NYMEX prices. The Company's net oil price in the third quarter of 2005 averaged $6.34 below NYMEX prices, worse than the $5.19 differential during the comparable third quarter of 2004, but slightly better than the Company's fourth quarter of 2004 average differential of $6.48. The Company's natural gas differentials increased in the third quarter of 2005 to $0.97 per Mcf below NYMEX prices, while historically the Company's net natural gas price has generally been approximately the same as NYMEX prices. This higher variance is due, at least in part, to increasing natural gas prices during the quarter. Since most of the Company's natural gas is sold on an index price that is set near the first of each month and fixed for the entire month, variances increase if the NYMEX natural gas prices rise throughout the three month period.

     Lease operating expenses increased in the third quarter of 2005 on both an absolute and per BOE basis. On a per BOE basis, operating expenses increased 42%, from $7.25 per BOE in the third quarter of 2004 to $10.33 per BOE in the third quarter of 2005. These per BOE expenses compare to an average of $9.65 per BOE incurred in the second quarter of 2005. On an absolute basis, the current quarter operating expenses were down slightly from the second quarter of 2005 levels as a result of the shut-ins relating to the hurricanes, but the production lost due to the storms more than offset the savings on an absolute basis. Further, operating costs are generally increasing as a result of an increasing emphasis on tertiary operations (operating expenses for tertiary operations averaged $9.90 per BOE during 2004 and $11.95 per BOE during the third quarter of 2005), higher energy costs to operate Company properties, and general cost inflation in the industry.

     Production taxes and marketing expenses generally change in proportion to commodity prices and therefore were higher in the third quarter of 2005 than in the comparable quarter of 2004.

     General and administrative expenses increased 44% between the two third quarter periods, averaging $3.56 per BOE in the third quarter of 2005, up from $2.27 per BOE in the prior year's third quarter. The increase includes approximately $1.4 million of expenditures to provide food, water, gasoline, power generators, and other essential supplies to our employees and charitable organizations in Mississippi and Louisiana following the hurricanes. General and administrative costs were also higher because of additional personnel added during 2005, incremental consultant fees, primarily related to compliance costs associated with, or audit work related to, the Sarbanes-Oxley Act, incremental costs to document, test and maintain the new software system that the Company began using in January 2005, and an incremental $438,000 of non-cash compensation resulting from the issuance of restricted stock, primarily during August 2004.

     Interest expense decreased 5% between the two third quarter periods primarily as a result of $415,000 of interest expense that was capitalized during the third quarter of 2005 relating to the CO2 pipeline being constructed to East Mississippi.

     For the third quarter of 2005, depreciation, depletion and amortization expense ("DD&A") increased to $9.68 per BOE, as compared to the Company's second quarter 2005 DD&A rate of $8.80, primarily due to rising costs.

     The Company recognized current income tax expense of $7.7 million in the third quarter of 2005 related to anticipated alternative minimum taxes due that will not be offset by the Company's enhanced oil recovery credits.


Outlook
-------

     Denbury's 2005 development and exploration budget (excluding acquisitions) is currently set at $365 million, including the estimated costs of the CO2 pipeline being constructed to East Mississippi. The Company has not yet set its 2006 capital budget, but it is likely to be significantly higher than the 2005 budget, and is preliminarily expected to be between $450 million and $500 million, a level that is reasonably close to its anticipated cash flow from operations using current prices. Preliminary estimates indicate that approximately 50% of the budget will relate to tertiary operations, approximately 25% will be spent in the Barnett Shale area, about 10% on exploration, and the balance on the Company's other assets in Mississippi and Louisiana. Any acquisitions made by the Company will increase these capital budget amounts. Denbury's total debt as of October 31, 2005 was approximately $235 million, including $10 million borrowed on its bank credit line, with $190 million undrawn on its bank borrowing base.

     As a result of the two hurricanes, the Company anticipates that its production for 2005 will be between 29,500 and 30,000 BOE/d. The forecasted production from its tertiary oil projects is expected to be between 9,250 to 9,500 BOE/d for the year. Based on the preliminary estimates, pending finalization of its 2006 capital expenditure budget, the Company anticipates that its average daily production for 2006 will be around 35,000 BOE/d, an organic production growth rate of approximately 18% over 2005.

     The Company updated its progress on the CO2 source well currently drilling at Jackson Dome. The well has reached total depth and a preliminary review of the well logs and seismic data would indicate CO2 reserves in excess of 1 Tcf, subject to confirmation with production tests, gas composition, and delineation of the reservoir.

     Gareth Roberts, Chief Executive Officer, said: "While this quarter's results are somewhat skewed because of the effect of the hurricanes, our core operations, the CO2 tertiary floods, are continuing to perform as expected. Production from our tertiary floods is continuing to increase, the CO2 pipeline to East Mississippi, while delayed momentarily due to the storms, is still expected to be completed by the end of the first quarter of 2006, and the latest CO2 source well initially appears to have added in excess of 1 Tcf of CO2 reserves. Assuming the preliminary indications for this source well prove to be correct, the incremental CO2 reserves should be sufficient for another phase, or more, of tertiary operations. We have in inventory two oil fields, Cranfield and Lake St. John, that we purchased earlier this year that are likely to be part of a future tertiary phase, and we are actively seeking to acquire additional properties for other future tertiary phases. Our preliminary estimates indicate that there may be 25 to 35 million barrels of potential oil reserves from these two fields using recovery factors similar to those on our existing tertiary operations.

     With our tertiary operations as our core growth engine, supplemented by our anticipated production growth from the Barnett Shale, we are preliminarily estimating total production growth next year of about 18%. It is significant to note that virtually all of this growth will be organic, from internally-generated projects and inventory. We believe that we are one of a handful of companies that has a sufficient inventory of projects to deliver double digit production growth without purchasing incremental production. While we are experiencing significant cost inflation in our industry, at current commodity prices, we expect to continue to generate record or near-record cash flow and earnings and we plan to continue reinvesting all of these profits to further fuel our growth and build for the future. The outlook continues to be excellent for our business model."


Conference Call
---------------

     The public is invited to listen to the Company's conference call set for today, November 3, 2005 at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one week by dialing 888-203-1112 or 719-457-0820, passcode 167128.


Financial and Statistical Data Tables
-------------------------------------

     Following are financial highlights for the comparative three and nine month periods ended September 30, 2005 and 2004. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted at 6:1. All per share amounts have been adjusted or restated to give effect to the two-for-one stock split that was effective on October 31, 2005.

THIRD QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)


                                                             Three Months Ended
                                                                September 30,
                                                    --------------------------------------       Percentage
                                                          2005                2004                 Change
                                                    ------------------  ------------------      -------------
Revenues:
  Oil sales                                                    95,987              68,144        +       41%
  Gas sales                                                    42,561              34,924        +       22%
  CO2 sales and transportation fees                             2,594               1,681        +       54%
  Loss on effective hedge contracts                                 -             (17,465)       -      100%
  Interest and other income                                       661                 664        -        0%
                                                    ------------------  ------------------
    Total revenues                                            141,803              87,948        +       61%
                                                    ------------------  ------------------

Expenses:
  Lease operating expenses                                     25,983              19,781        +       31%
  Production taxes and marketing expense                        7,018               4,900        +       43%
  CO2 operating costs                                             631                 255        +    > 100%
  General and administrative                                    8,952               6,197        +       44%
  Interest, net                                                 4,507               4,768        -        5%
  Depletion and depreciation                                   24,340              20,780        +       17%
  Commodity derivative expense                                 11,818               5,161        +    > 100%
                                                    ------------------  ------------------
    Total expenses                                             83,249              61,842        +       35%
                                                    ------------------  ------------------

Income before income taxes                                     58,554              26,106        +    > 100%

Income tax provision (benefit)
  Current income taxes                                          7,684              18,949        -       59%
  Deferred income taxes                                        12,324             (11,117)       +    > 100%
                                                    ------------------  ------------------

NET INCOME                                                     38,546              18,274        +    > 100%
                                                    ==================  ==================

Net income per common share (adjusted for two-for-one split):
  Basic                                                          0.34                0.17        +      100%
  Diluted                                                        0.32                0.16        +      100%

Weighted average common shares (adjusted for two-for-one split):
  Basic                                                       112,159             110,170        +        2%
  Diluted                                                     119,487             115,098        +        4%

Production (daily - net of royalties)
  Oil (barrels)                                                18,369              19,206        -        4%
  Gas (mcf)                                                    53,854              62,708        -       14%
  BOE (6:1)                                                    27,345              29,657        -        8%

Unit sales price (including hedge settlements)
  Oil (per barrel)                                              56.80               28.25        +    > 100%
  Gas (per mcf)                                                  7.83                5.36        +       46%

Unit sales price (excluding hedges)
  Oil (per barrel)                                              56.80               38.57        +       47%
  Gas (per mcf)                                                  8.59                6.05        +       42%

                                                             Three Months Ended
                                                                September 30,
                                                    --------------------------------------       Percentage
                                                           2005               2004                 Change
                                                    ------------------- ------------------      -------------
Non-GAAP Financial Measure (1)
Adjusted or discretionary cash flow from
  operations (non-GAAP measure)                                 87,346             29,747        +    > 100%
Net change in assets and liabilities relating to
  operations                                                   (11,059)            15,019        -    > 100%
                                                    ------------------- ------------------
Cash flow from operations (GAAP measure)                        76,287             44,766        +       70%
                                                    =================== ==================

Oil & gas capital investments                                   74,720             37,644        +       98%
CO2 capital investments                                         14,751             15,825        -        7%
Proceeds from sales of properties                                1,888            187,133        -       99%

BOE data (6:1)
  Revenue                                                        55.07              37.78        +       46%
  Loss on settlements of derivative contracts                    (1.50)             (8.15)       -       82%
  Lease operating costs                                         (10.33)             (7.25)       +       42%
  Production taxes and marketing expense                         (2.79)             (1.80)       +       55%
                                                    ------------------- ------------------
    Production netback                                           40.45              20.58        +       97%
  CO2 operating cash flow                                         0.78               0.55        +       42%
  General and administrative                                     (3.56)             (2.27)       +       57%
  Net cash interest expense                                      (1.43)             (1.38)       +        4%
  Current income taxes and other                                 (1.52)             (6.57)       -       77%
  Changes in asset and liabilities                               (4.40)              5.50        -    > 100%
                                                    ------------------- ------------------
    Cash flow from operations                                    30.32              16.41        +       85%
                                                    =================== ==================


(1) See "Non-GAAP Measures" at the end of this report.

NINE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

                                                           Nine Months Ended
                                                             September 30,
                                                   -----------------------------------         Percentage
                                                         2005              2004                 Change
                                                   -----------------  ----------------        ------------
Revenues:
  Oil sales                                                 264,337           181,198          +      46%
  Gas sales                                                 110,999           151,177          -      27%
  CO2 sales and transportation fees                           5,841             4,622          +      26%
  Loss on effective hedge contracts                               -           (46,457)         -     100%
  Interest and other income                                   2,302             1,422          +      62%
                                                   -----------------  ----------------
    Total revenues                                          383,479           291,962          +      31%
                                                   -----------------  ----------------

Expenses:
  Lease operating expenses                                   75,702            66,839          +      13%
  Production taxes and marketing expense                     19,726            13,481          +      46%
  CO2 operating costs                                         1,422               608          +   > 100%
  General and administrative                                 21,439            15,123          +      42%
  Interest, net                                              13,318            14,917          -      11%
  Depletion and depreciation                                 70,273            76,265          -       8%
  Commodity derivative expense                               18,614            16,640          +      12%
                                                   -----------------  ----------------
    Total expenses                                          220,494           203,873          +       8%
                                                   -----------------  ----------------

Income before income taxes                                  162,985            88,089          +      85%

Income tax provision
  Current income taxes                                       17,320            22,045          -      21%
  Deferred income taxes                                      36,380             6,077          +   > 100%
                                                   -----------------  ----------------

NET INCOME                                                  109,285            59,967          +      82%
                                                   =================  ================

Net income per common share (adjusted for two-for-one split):
  Basic                                                        0.98              0.55          +      78%
  Diluted                                                      0.92              0.53          +      74%

Weighted average common shares (adjusted for two-for-one split):
  Basic                                                     111,466           109,480          +       2%
  Diluted                                                   119,098           114,040          +       4%

Production (daily - net of royalties)
  Oil (barrels)                                              19,745            19,114          +       3%
  Gas (mcf)                                                  56,556            91,028          -      38%
  BOE (6:1)                                                  29,171            34,285          -      15%

Unit sales price (including hedge settlements)
  Oil (per barrel)                                            49.04             26.58          +      84%
  Gas (per mcf)                                                6.76              5.55          +      22%

Unit sales price (excluding hedges)
  Oil (per barrel)                                            49.04             34.60          +      42%
  Gas (per mcf)                                                7.19              6.06          +      19%


                                                          Nine Months Ended
                                                            September 30,
                                                    ------------------------------        Percenetage
                                                         2005           2004                Change
                                                    --------------- --------------       -------------
Non-GAAP Financial Measure: (1)
Adjusted or discretionary cash flow from
  operations (non-GAAP measure)                            238,708        151,721         +       57%
Net change in assets and liabilities relating to
  operations                                                (7,407)          (750)        +    > 100%
                                                    --------------- --------------
Cash flow from operations (GAAP measure)                   231,301        150,971         +       53%
                                                    --------------- --------------

Oil & gas capital investments                              282,144        129,606         +    > 100%
CO2 capital investments                                     49,869         42,966         +       16%
Proceeds from sales of properties                            1,865        188,279         -       99%

Cash and cash equivalents                                   36,990         93,142         -       60%
Short-term investments                                           -         31,955         -      100%
Total assets                                             1,230,175        991,709         +       24%
Total long-term debt (excluding discount)                  245,000        225,000         +        9%
Total stockholders' equity                                 672,281        500,630         +       34%

BOE data (6:1)
  Revenue                                                    47.13          35.38         +       33%
  Loss on settlements of derivative contracts                (0.83)         (5.83)        -       86%
  Lease operating costs                                      (9.51)         (7.11)        +       34%
  Production taxes and marketing expense                     (2.48)         (1.44)        +       72%
                                                    ------------------------------
    Production netback                                       34.31          21.00         +       63%
  CO2 operating cash flow                                     0.55           0.43         +       28%
  General and administrative                                 (2.69)         (1.61)        +       67%
  Net cash interest expense                                  (1.34)         (1.35)        -        1%
  Current income taxes and other                             (0.86)         (2.32)        -       63%
  Changes in asset and liabilities                           (0.93)         (0.08)        +    > 100%
                                                    ------------------------------
    Cash flow from operations                                29.04          16.07         +       81%
                                                    ==============================


(1) See "Non-GAAP Measures" at the end of this report.

Non-GAAP Measures
-----------------

     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company's Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Operating Results" in our latest Form 10-Q or Form 10-K.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company's proved reserves, the Company's potential reserves from its tertiary operations, particular fields or potential CO2 reserves, forecasted production levels relating to the Company's tertiary operations and overall production levels, estimated capital expenditures for 2005 and 2006, pricing assumptions based on current and projected oil and natural gas prices, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

     Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable and potential reserves, that the SEC's guidelines strictly prohibit us from including in filings with the SEC.

                        For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000 www.denbury.com




                                      ###